This filing is made pursuant to Rule 424(b)(3) under the Securities Act of 1933 in connection with Registration No. 333-118577

Prospectus

IRIS International, Inc.

853,040 Shares

Common Stock

($0.01 Par Value)

This prospectus relates to the disposition of 853,040 shares of our common stock which may be disposed of, from time to time, by the selling stockholder listed in the section of this prospectus entitled “Selling Stockholder,” or other transferees, pledges, donees or successors-in-interest. The selling stockholder purchased the shares from us on July 14, 2004 upon the full exercise of a warrant to purchase the same number of shares at an exercise price of $1.90 per share. The warrant was originally issued to the selling stockholder in connection with and as consideration for the purchase of intellectual property and other assets of the selling stockholder and some of its subsidiaries pursuant to an Asset Purchase Agreement, dated as of July 15, 1996. We will not receive any of the proceeds from the sale of the 853,040 shares being offered by the selling stockholder hereunder.

Our common stock is quoted on the Nasdaq National Market under the symbol “IRIS.” On August 26, 2004, the last reported sale price for our common stock on the Nasdaq National Market was $7.10 per share.

INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE CAREFULLY CONSIDER THE “ RISK FACTORS” BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 8, 2004

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE AS OF THE DATE OF THIS PROSPECTUS.

Unless the context otherwise requires, the terms “we,” “our,” “us,” “our company,” and “IRIS” refer to IRIS International, Inc. and its subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus and in the documents incorporated by reference in this prospectus that are not statements of historical fact are forward-looking statements. These statements relate to our future plans, objectives, expectations and intentions. You may generally identify these statements by the use of words such as “expect,” “anticipate,” “may,” “will” and similar expressions.

You should not place undue reliance on our forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous risks and uncertainties that are beyond our control, including those we discuss in “Risk Factors” and elsewhere in this prospectus and in the documents incorporated by reference in this prospectus. The information in this prospectus speaks only as of the date of this prospectus and the information incorporated herein by reference speaks only as of its date. You should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that you should consider before investing in our common stock. Therefore, you should read carefully and consider this entire prospectus, including the “Risk Factors” section and the information we incorporate by reference, before investing in our common stock.

Iris International, Inc. (formerly, International Remote Imaging Systems, Inc.)

IRIS operates through its Iris Diagnostics division and its StatSpin,® Inc., Advanced Digital Imaging Research, LLC and IRIS Global Networks, Inc. subsidiaries. IRIS’s operating units design, develop, manufacture, and market patented and proprietary image-based in vitro diagnostic systems for automating microscopic urinalysis, and innovative centrifuges for blood, cytology, and urinalysis. The company’s Iris Diagnostics division and its subsidiaries are summarized below.

The Iris Diagnostics division is a leader in automated urinalysis technology with its workstations installed in major medical institutions throughout the world. Iris Diagnostics manufactures the only clinical analyzers using real-time video flow imaging, displaying microscopic images on a video screen. The systems are operated by touch screen interfaces pioneered by Iris Diagnostics for use in urinalysis and microscopic analysis of body fluids. Iris Diagnostics’ imaging systems use patented and proprietary Automated Intelligent Microscopy, or AIM, technology for automating microscopic procedures, enabling clinical laboratory technologists to rapidly and efficiently analyze and process specimens automatically, significantly reducing the costly and time-consuming manual steps required for microscopic analysis.

The StatSpin, Inc. subsidiary, acquired in 1996 by IRIS, excels as a maker of innovative centrifuges and blood analysis products. Over forty thousand of its benchtop centrifuge systems have been sold to date. Major medical institutions worldwide, along with thousands of smaller hospitals, commercial laboratories, clinics, doctors’ offices, veterinary labs and research institutions use StatSpin’s products. StatSpin manufactures the world’s fastest blood separator (30 seconds). Its bench top centrifuges are dedicated to applications for manual specimen preparation in coagulation, cytology, hematology and urinalysis. StatSpin has been providing centrifuges to the veterinary market through a company which provides sample and analysis systems and recently passed the 13,000th centrifuge shipped to this market.

The Advanced Digital Imaging Research subsidiary, or ADIR, is a research and development organization specializing in digital imaging software and algorithm development. Located in the Houston, Texas area, ADIR conducts research and development projects sponsored by the National Institutes of Health, NASA, and corporate clients. ADIR has a number of ongoing NIH-sponsored research projects being conducted in collaboration with medical researchers around the United States. New technology developed under these projects will be made available to IRIS and other client companies for commercialization. ADIR is expanding the scope of its research activities beyond cytogenetics, to include projects of interest to IRIS and other corporate clients. ADIR also plans to commercialize non-company related technology by means of patents and licensing agreements.

In June 2003, we established a European subsidiary called IRIS Global Networks, Inc., in Novara, Italy, just outside of Milan. This office will serve as the base for Sales and Service support for the expanding distribution network being established for our recently launched iQ200 Automated Urine Microscopy Analyzer. With distribution agreements covering multiple countries in Europe, Africa and the Middle East, the establishment of this subsidiary gives us the needed infrastructure to support those distributors.

We are a Delaware corporation. Our executive offices are located at 9172 Eton Avenue, Chatsworth, California, 91311, and our telephone number is (818) 709-1244. Our website address is www.proiris.com. The information on our website is not a part of this prospectus.

RISK FACTORS

An investment in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus and in the documents that we incorporate by reference into this prospectus, you should carefully consider the following risks and uncertainties before purchasing our common stock. If any of these risks or uncertainties were to occur, our business, financial condition and operating results could suffer serious harm. In that case, the trading price of our common stock could decline and you could lose all or part of your investment. See also, “special note on forward-looking statements.”

RISKS RELATED TO OUR BUSINESS

Our success depends largely on the acceptance of our new iQ200 operating platform.

Our current strategy assumes that our iQ200 operating platform will be adopted by a large number of end-users. We have invested, and continue to invest, a substantial amount of our resources in the promotion and marketing of the iQ200 operating platform in order to increase its market penetration, expand its sales into new geographic areas and enhance and expand its system features. A failure of our iQ200 operating platform to achieve and maintain a significant market presence, or the failure to successfully implement our promotion and marketing strategy, will have a material adverse effect on our financial condition and results of operations.

We face intense competition and our failure to compete effectively, particularly against larger, more established companies will cause our business to suffer.

The healthcare industry is highly competitive. We compete in this industry based primarily on product performance, service and price. Many of our competitors have substantially greater financial, technical and human resources than we do, and may also have substantially greater experience in developing products, obtaining regulatory approvals, manufacturing, marketing and distribution. As a result, they may be better able to compete for market share, even in areas in which our products may be superior. Further, our competitive position could be harmed by the establishment of patent protection by our competitors or other companies. Our competitors or other companies may succeed in developing technologies and products that are more effective or affordable than those being developed by us or that would render our technologies and products less competitive or obsolete. If we are unable to effectively compete in our market, our financial condition and results of operations will materially suffer.

We have had a history of declining profitability and recorded an operating loss in 2003. We may incur losses in the future.

We have incurred significant losses since our inception and, as of December 31, 2003, we had accumulated a deficit of approximately $25.0 million. We may not achieve profitability in the future and further losses may arise. Our ability to achieve profitable operations in the future will depend on our ability to sell our products at sufficient volumes and with sufficient margins to be profitable. If we are unable to do so, we will not be profitable and our financial condition and results of operations will suffer.

Our quarterly sales and operating results may fluctuate in future periods, and if we fail to meet expectations the price of our common stock may decline.

Our quarterly sales and operating results have fluctuated significantly in the past and are likely to do so in the future due to a number of factors, many of which are not within our control. If our quarterly sales or operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. Factors that might cause quarterly fluctuations in our sales and operating results include the following:

•	variation in demand for our products, including seasonality;

•	our ability to develop, introduce, market and gain market acceptance of new products and product enhancements in a timely manner;

•	our ability to manage inventories, accounts receivable and cash flows;

•	our ability to control costs;

•	the size, timing, rescheduling or cancellation of orders from consumers and distributors; and

•	our ability to forecast future sales and operating results and subsequently attain them.

The amount of expenses we incur depends, in part, on our expectations regarding future sales. In particular, we expect to continue incurring substantial expenses relating to the marketing and promotion of our products. Since many of our costs are fixed in the short term, if we have a shortfall in sales, we may be unable to reduce expenses quickly enough to avoid losses. If this occurs, we will not be profitable. Accordingly, you should not rely on quarter-to-quarter comparisons of our operating results as an indication of our future performance.

Our success depends largely on sales of laboratory instruments and related sales of consumables and service contracts.

Historically, we derived most of our revenues from the sale of consumables and service revenue and to a lesser extent from the sale of urinalysis workstations. Modest declines in unit sales of urinalysis workstations or gross margins for this product line could diminish our revenues and profits. In addition, because our installed base of workstations utilize a large annual volume of consumables and produce service revenue, any decline in our installed base will diminish revenues and profits even further.

We rely on independent and some single-source suppliers for key components of our instruments. Any delay or disruption in the supply of components may prevent us from selling our products and negatively impact our operations.

Certain of our components are obtained from outside vendors, the loss or breakdown of our relationships with these outside vendors could subject us to substantial delays in the delivery of our products to our customers. Furthermore certain key components of our instruments are manufactured by single-source suppliers. For example, ARKRAY is the single-source supplier for our new line of urine chemistry analyzers and related consumable products and spare parts. ARKRAY’s AX-4280 Automated Urine Chemistry Analyzer combines with our iQ200 Automated Urine Microscopy Analyzer to constitute our iQ200 system. If we are no longer able to sell ARKRAY’s chemistry analyzer, we will have to replace it with a chemistry analyzer from another source, which could interrupt domestic deliveries of the iQ200 system and have an adverse effect on our results of operations. Roche Diagnostics is the single-source supplier for our proprietary CHEMSTRIP/ IRIStrip urine test strips and related urine test strip readers, both used in the Model 500 and 939UDx urinalysis workstations, and has terminated its supply agreement with us as provided below. Because these suppliers are the only vendors with which we have a relationship for a particular component, we may be unable to sell products if one of these suppliers becomes unwilling or unable to deliver components meeting our specifications. Our inability to sell products to meet delivery schedules could have a material adverse effect on our reputation in the industry as well as our financial condition and results of operations.

One of our single-source suppliers has terminated its agreement with us.

Roche Diagnostics has exercised its right to terminate the agreements relating to the supply of test strips and related urine test strip readers. Roche will continue to supply test strips and replacement readers to our installed base of workstations for six years after termination of these contracts, or until 2009. The failure to successfully and timely complete the phase out of their strips and readers with the introduction of our new iQ200 analyzers would have a material adverse effect on our instrument sales and the revenue growth for system supplies and service.

We may need additional capital in the future. If additional capital is not available, we may have to curtail or cease operations.

We have limited capital and will require substantial capital resources to execute our business strategy.

Any equity financings may be dilutive to our existing stockholders and may involve the issuance of securities that have rights, preferences or privileges senior to those of our current stockholders. A debt financing, if available, may involve restrictive covenants on our business that could limit our operational and financial flexibility, and the amount of debt incurred could make us more vulnerable to economic downturns or operational difficulties and limit our ability to compete. Furthermore, financing may not be available when needed and, if available, may not be on terms acceptable to us.

We operate in a consolidating industry which creates barriers to our market penetration.

The healthcare industry in recent years has been characterized by consolidation. Large hospital chains and groups of affiliated hospitals prefer to negotiate comprehensive supply contracts for all of their supply needs at once. Large suppliers can often equip an entire laboratory and offer these hospital chains and groups one-stop shopping for laboratory instruments, supplies and service. Larger suppliers also typically offer annual rebates to their customers based on the customer’s total volume of business with the supplier. The convenience and rebates offered by these large suppliers are administrative and financial incentives that we do not offer our customers. Our plans for further market penetration in the urinalysis market will depend in part on our ability to overcome these and any new barriers resulting from continued consolidation in the healthcare industry. The failure to overcome such barriers could have a material adverse effect on our financial condition or results of operations.

Business interruptions could adversely affect our business.

Products for our Iris Diagnostics division and StatSpin, Inc. subsidiary are manufactured in a single facility for each unit and are vulnerable to interruption in the event of war, terrorism, fire, earthquake, power loss, floods, telecommunications failure and other events beyond our control. If our facilities were significantly damaged or destroyed by any cause, we would experience delays in locating a new facility and equipment and qualifying the new facility with the Food and Drug Administration (“FDA”). As a result, our results would suffer. In addition, we may not carry adequate business interruption insurance to compensate us for losses that may occur and any losses or damages incurred by us could be substantial.

If we are unable to manage our growth, our results could suffer.

We have been experiencing significant growth in the scope of our operations. This growth has placed significant demands on our management as well as operational resources. In order to achieve our business objectives, we anticipate that we will need to continue to grow. If this growth occurs, it will continue to place additional significant demands on our management and our operational resources, and will require that we continue to develop and improve our operational, financial and other internal controls both in the United States and internationally. In addition, we will face many challenges in implementing appropriate control systems, expanding our sales and marketing infrastructure capabilities, providing adequate training and supervision to maintain high quality standards, and preserving our cultural values. Currently, the main challenge associated with our growth has been cash flow management. Our inability to scale our business appropriately or otherwise adopt to growth would cause our business, financial condition and results of operations to suffer.

Our success depends on our ability to attract, retain and motivate management and other skilled employees.

Our success depends in significant part upon the continued services of key management and skilled personnel. Competition for qualified personnel is intense and there are a limited number of people with knowledge of, and experience in, our industry. We do not have employment agreements with most of our key employees or maintain life insurance policies on them. The loss of key personnel, especially without advance notice, or our inability to hire or retain qualified personnel, could have a material adverse effect on our instrument sales and our ability to maintain our technological edge. We cannot guarantee that we will continue to retain our key management and skilled personnel, or that we will be able to attract, assimilate and retain other highly qualified personnel in the future.

Any failure to successfully introduce our future products and systems into the market could adversely affect our business.

The commercial success of our future products and systems depends upon their acceptance by the medical community. Our future product plans include capital-intensive laboratory instruments. There is often market resistance to products that require significant capital expenditures or which eliminate jobs through automation. We have no assurance that the market will accept our future products and systems, or that sales of our future products and systems will grow at the rates expected by our management.

Our sales in international markets are subject to a variety of laws and political and economic risks that may adversely impact our sales and results of operations in certain regions.

Our ability to capitalize on growth in new international markets and to maintain the current level of operations in our existing international markets is subject to risks associated with international sales operations. These include:

•	changes in currency exchange rates which impact the price to international consumers;

•	the burdens of complying with a variety of foreign laws and regulations;

•	unexpected changes in regulatory requirements; and

•	the difficulties associated with promoting products in unfamiliar cultures.

We are also subject to general political, economic and regulatory risks in connection with our international sales operations, including:

•	political instability;

•	changes in diplomatic and trade relationships;

•	general economic fluctuations in specific countries or markets; and

•	changes in regulatory schemes.

Any of the abovementioned factors could adversely affect our sales and results of operations in international markets.

We depend on independent distributors to sell our products in international markets.

We sell our products in international markets through independent distributors. These distributors may not command the necessary resources to effectively market and sell our products. If a distributor fails to meet annual sales goals, it may be difficult and costly to locate an acceptable substitute distributor. If a change in our distributors becomes necessary, we may experience increased costs, as well as substantial disruption and a resulting loss of sales.

If we fail to meet changing demands of technology, we may not continue to be able to compete successfully with our competitors.

The market for our products and systems is characterized by rapid technological advances, changes in customer requirements, and frequent new product introductions and enhancements. Our future success depends upon our ability to introduce new products that keep pace with technological developments, enhance current product lines and respond to evolving customer requirements. Our failure to meet these demands could result in a loss of our market share and competitiveness and could harm our revenues and results of operations.

Changes in government regulation of the healthcare industry could adversely affect our business.

Federal and state legislative proposals are periodically introduced or proposed that would affect major changes in the healthcare system, nationally, at the state level or both. Future legislation, regulation or payment policies of Medicare, Medicaid, private health insurance plans, health maintenance organizations and other third-party payors could adversely affect the demand for our current or future products and our ability to sell our products on a profitable basis. Moreover, healthcare legislation is an area of extensive and dynamic change, and we cannot predict future legislative changes in the healthcare field or their impact on our industry or our business. Any impairment of our ability to market our products could have a material adverse effect on our financial condition and results of operations.

Since we operate in the medical technology industry, our products are subject to government regulation that could impair our operations.

Most of our products are subject to stringent government regulation in the United States and other countries. These regulatory processes can be lengthy, expensive and uncertain. Additionally, securing necessary clearances or approvals may require the submission of extensive official data and other supporting information. Our failure to comply with applicable requirements could result in fines, recall or seizure of products, total or partial suspension of production, withdrawal of existing product approvals or clearances, refusal to approve or clear new applications or notices, or criminal prosecution. If any of these events were to occur, they could harm our business. Changes in existing federal, state or foreign laws or regulations, or in the interpretation or enforcement of these laws, could have a material adverse effect on our business.

We are subject to currency fluctuations.

We are exposed to certain foreign currency risks in the importation of goods from Japan. The new line of urine chemistry analyzers, some assemblies for our iQ200 platform and related consumables strips and spare parts are sourced from ARKRAY, a supplier located in Kyoto, Japan. Our purchases from this supplier are denominated in Japanese Yen. These components represent a significant portion of our material costs. Fluctuations in the U.S. Dollar/ Japanese Yen exchange rate would result in increased costs for our key components. Any such increases would reduce our gross margins and would be likely to result in a material adverse effect on our revenues and financial condition. Similarly, we are also exposed to currency fluctuations with respect to the exportation of our products. Although our international sales are denominated in U.S. Dollars, we have agreements with our distributors to share fluctuations outside of a certain range in such exchange rates. Accordingly, any fluctuation in the exchange rate between the U.S. Dollar and the currency of the country with which we are exporting products would also reduce our gross margins and would be likely to result in a material adverse effect on our financial condition and results of operations.

Our copyrights and trademarks may not be enforceable.

We claim copyrights in our software and the ways in which it assembles and displays images. We also claim trademark rights in the United States and other foreign countries. However, we can make no assurance that we will be able to obtain enforceable copyright and trademark protection, or that this protection will provide us a significant commercial advantage.

Our products could infringe on the intellectual property rights of others.

Given the complete factual and legal issues associated with intellectual property rights, there can be no assurance that our current and future products do not or will not infringe the intellectual property rights of others. A determination that such infringement exists or even a claim that it exists could involve us in costly litigation and have an adverse effect on our business and financial condition.

We may be subject to litigation regarding our patent and other intellectual property rights.

Offensive or defensive litigation regarding patent and other intellectual property rights could be time-consuming and expensive. Additionally, litigation could demand significant attention from our technical and management personnel. Any change in our ability to protect and maintain our proprietary rights could materially and adversely affect our financial condition and results of operations.

Any failure or inability to protect our technology and confidential information could adversely affect our business.

Patents. Our commercial success depends in part on our ability to protect and maintain our Automated Intelligent Microscopy, or AIM, and other proprietary technology. We have received patents with respect to portions of the technologies of AIM. However, ownership of technology patents may not insulate us from potentially damaging competition. Patent litigation relating to clinical laboratory instrumentation patents (like the ones we own) often involves complex legal and factual questions. Therefore, we can make no assurance that claims under patents currently held by us, or our pending or future patent applications, will be sufficiently broad to adequately protect what we believe to be our proprietary rights. Additionally, one or more of our patents could be circumvented by a competitor.

Trade Secrets. We have trade secrets, unpatented technology and proprietary knowledge related to the sale, promotion, operation, development and manufacturing of our products. We generally enter into confidentiality agreements with our employees and consultants. However, we cannot guarantee that our trade secrets, unpatented technology or proprietary knowledge will not become known or be independently developed by competitors. If any of this proprietary information becomes known to third parties, we may have no practical recourse against these parties.

We may not be able to realize the deferred tax asset relating to our tax net operating loss carry forward.

As of December 31, 2003, IRIS has deferred tax assets in excess of $8.0 million resulting from the differences between the financial statement and the tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. There is no assurance that we will be able to generate taxable income in the years that the differences reverse.

Defective products may have an adverse effect on our reputation and subject us to liability.

Our products are used to gather information for medical decisions and diagnosis. Accordingly, a defect in the design or manufacture of our products, or a failure of our products to perform for the use that we specify, could have a material adverse effect on our reputation in the industry and subject us to claims of liability arising from inaccurate or allegedly inaccurate test results. Misuse of our products by a technician that results in inaccurate or allegedly inaccurate test results could similarly subject us to claims of liability. We currently maintain product liability insurance coverage for up to $1.0 million per incident and up to an aggregate of $2.0 million per year. We also currently maintain a product liability umbrella policy for coverage of claims aggregating to $10.0 million. Although management believes this liability coverage is sufficient protection against future claims, there can be no assurance of the sufficiency of these policies. Any substantial underinsured loss would have a material adverse effect on our financial condition and results of operations. Furthermore, any impairment of our reputation could have a material adverse effect on our revenues and prospects for future business. We have not received any indication that our insurance carrier will not renew our product liability insurance at or near current premiums, however, we cannot guarantee that this will continue to be the case. In addition, any failure to comply with FDA regulations governing manufacturing practices could hamper our ability to defend against product liability lawsuits.

Our business could suffer if we are unsuccessful in integrating business combinations, additional product lines or strategic alliances.

While we have no commitments or agreements to acquire other companies or product lines or enter into strategic alliances, we may pursue acquisitions of companies, additional product lines or enter into strategic alliances. Our ability to grow through acquisitions or strategic alliances depends upon our ability to identify, negotiate, complete and integrate suitable acquisitions or strategic alliance with our current operations. There can be no assurance that we will be able to identify and enter into acquisitions or strategic alliances on acceptable terms. Even if we do so, we may experience any one or more of the following:

•	difficulties in integrating any acquired companies, personnel and product lines into our existing business;

•	delays in realizing the benefits of any acquired companies, product lines or strategic alliances;

•	diversion of our management’s time and attention from other business concerns;

•	a higher cost of integration than we expected;

•	assumption of undisclosed liabilities;

•	adverse market reaction;

•	difficulties in retaining key employees who are necessary to manage these acquisitions or alliances; and

•	additional risks we may assume in connection with such transactions.

RISKS RELATED TO OWNERSHIP OF OUR COMMON STOCK

Our certificate of incorporation and bylaws could delay or prevent an acquisition or sale of our company.

Our certificate of incorporation empowers our board of directors to establish and issue a class of preferred stock, and to determine the rights, preferences and privileges of the preferred stock. Our certificate of incorporation also prohibits stockholder action by written consent. These provisions give the board of directors the ability to deter, discourage or make more difficult a change in control of our company, even if such a change in control would be in the interest of a significant number of our stockholders or if such a change in control would provide our stockholders with a substantial premium for their shares over the then-prevailing market price for the common stock.

Anti-takeover provisions of Delaware law could delay or prevent an acquisition of our company.

We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control transaction. They could also have the effect of discouraging others from making tender offers for our common stock or preventing changes in our management.

USE OF PROCEEDS

All proceeds from the sale of the shares of common stock offered by this prospectus will be for the account of the selling stockholder. We will not receive any of the proceeds from the sale of the 853,040 shares of our common stock being offered by the selling stockholder hereunder.

SELLING STOCKHOLDER

One July 14, 2004, the selling stockholder fully exercised a warrant to purchase 853,040 shares of our common stock, at an exercise price of $1.90. The warrant was originally issued to the selling stockholder in connection with and as consideration for the purchase of intellectual property and other assets of the selling stockholder and some of its subsidiaries pursuant to an Asset Purchase Agreement, dated as of July 15, 1996.

The following table shows the name of the selling stockholder, and lists the number of shares of our common stock registered for sale by the selling stockholder under this prospectus. It also shows the total number of shares of common stock owned by the selling stockholder before and after the offering, and the percentage of our total outstanding shares represented by these amounts. We do not know when or in what amount the selling stockholder may choose to sell any of the shares offered by this prospectus. Because the selling stockholder may offer all or some of its shares of common stock pursuant to this offering, we cannot estimate the number of shares of common stock that the selling stockholder will hold after completion of this offering. The table assumes that the selling stockholder will sell all of the common stock being offered by this prospectus for its account. The selling stockholder has not had a material relationship with us within the past three years other than as a result of the selling stockholder’s ownership of our securities.

The following table is based on information provided to us by the selling stockholder named in the table, and does not necessarily indicate beneficial ownership for any other purpose. The selling stockholder may, however, have sold, transferred or otherwise disposed of all or a portion of its shares of common stock since the date on which it provided such information. The number of shares of common stock beneficially owned by the selling stockholder is determined in accordance with the rules of the SEC. The number of shares beneficially owned includes any shares as to which the selling stockholder has sole or shared voting power or investment power. Shares which the selling stockholder has the right to acquire within 60 days of the date of this prospectus are included in the shares owned by the selling stockholder and are treated as outstanding for purposes of calculating the ownership percentage of the selling stockholder. The term “selling stockholder” includes the stockholder listed below and its transferees, assignees, pledgees, donees or other successors. The percent of beneficial ownership for the selling stockholder is based on 15,820,993 shares of stock outstanding as of August 20, 2004.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Percent of Outstanding Shares of Common Stock Beneficially Owned Prior to Offering	Number of Shares of Common Stock to be Offered Pursuant to this Prospectus(1)	Number of Shares of Common Stock Beneficially Owned After the Offering (2)	Percent of Outstanding Shares of Common Stock Beneficially Owned After the Offering (2)
Digital Imaging Technologies, Inc.	853,040	5.4%	853,040	0	0%

(1)	Includes the shares of common stock which are the subject of this Prospectus.
(2)	Assumes that all shares being offered by the selling stockholder under this prospectus are sold, that the selling stockholder acquires no additional shares of common stock before the completion of this offering, and that the selling stockholder disposes of no shares of common stock other than those offered under this prospectus.

PLAN OF DISTRIBUTION

We are registering the shares on behalf of the selling stockholder. The selling stockholder and its successors, including its transferees, assignees, pledges, donees or other successors, may dispose of the shares covered by this prospectus from time to time for their own accounts. They will act independently of us in making decisions regarding the timing, manner and size of each sale. They may sell their shares on the Nasdaq National Market or other exchanges, in the over-the-counter market or in privately negotiated transactions. They may sell their shares directly or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions, or commissions from the selling stockholder or from the purchasers of the shares. The compensation received by a particular underwriter, broker, dealer or agent might exceed customary commissions.

The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholder may dispose of its shares through any of the following methods or any combination of these methods:

•	purchases by a broker or dealer as a principal and resale by that broker or dealer for its own account under this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers, which may include long or short sales made after the effectiveness of the registration statement of which this prospectus is a part;

•	cross trades or block trades in which the broker or dealer engaged to make the sale will attempt to sell the securities as an agent, but may position and resell a portion of the block as a principal to facilitate the transaction;

•	through the writing of options;

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales made through agents;

•	any combination of the above transactions; or

•	any other lawful method.

In addition, any securities covered by this prospectus which qualify for sale in compliance with Rule 144 promulgated under the Securities Act of 1933, as amended, or the Securities Act, may be sold under Rule 144 rather than under this prospectus.

In accordance with the terms of the Registration Rights and Standstill Agreement, between the selling stockholder and the company, dated July 31, 1996, the selling stockholder may not transfer more than 109,375 shares covered by this prospectus during any 90 day period, subject to limited exceptions with respect to transfers to affiliates.

The selling stockholder may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of common stock in the course of hedging the positions they assume with the selling stockholder.

The selling stockholder also may sell shares short and redeliver the shares to close out such short positions. The selling stockholder may enter into options or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer the shares covered by this prospectus (which may be amended or supplemented to reflect the transaction). The selling stockholder also may loan or pledge the shares to a broker-dealer or another financial institution. If the selling stockholder defaults on the loan or the obligation secured by the pledge, the broker-dealer or institution may sell the shares so loaned or pledged under this prospectus (which may be amended or supplemented to reflect the transaction).

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation received by a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale.

Broker-dealers or agents and any other participating broker-dealers or the selling stockholder may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with sales of shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

The selling stockholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares and that there is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholder.

We have agreed to maintain the effectiveness of the registration statement of which this prospectus is a part for a period of two years following the date of this prospectus.

We may suspend the selling stockholder’s right to resell shares under this prospectus for limited periods if required to do so by regulatory action or because material information or events affecting us are not adequately disclosed in the then available prospectus.

We have agreed to pay the expenses of registering the shares under the Securities Act, including registration and filing fees, printing expenses, administrative expenses and certain legal and accounting fees. The selling stockholder will bear all discounts, commissions or other amounts payable to underwriters, dealers or agents as well as fees and disbursements for legal counsel retained by the selling stockholder. We have also agreed to indemnify the selling stockholder against certain liabilities, including certain liabilities under the Securities Act.

The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares against liabilities, including liabilities arising under the Securities Act.

Because the selling stockholder may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act. If we are required to supplement this prospectus or post-effectively amend the registration statement to disclose a specific plan of distribution of the selling stockholder, the supplement or amendment will describe the particulars of the plan of distribution, including the shares of common stock, purchase price and names of any agent, broker, dealer, or underwriter or arrangements relating to any such entity or applicable commissions.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, or the Exchange Act, no person engaged in the distribution of the shares may simultaneously engage in market making activities with respect to our common stock for a restricted period before the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act the associated rules and regulations under the Exchange Act, including Regulation M, the provisions of which may limit the timing of purchases and sales of the shares by the selling stockholder.

We will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholder and have informed the selling stockholder of the need to deliver copies of this prospectus to purchasers at or before the time of any sale of the shares.

Our common stock is traded on the Nasdaq National Market under the symbol “IRIS.” The transfer agent for our shares of common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York, 10004-1123, Attention: William F. Seegraber.

LEGAL MATTERS

The validity of the issuance of the shares of common stock in this offering will be passed upon for us by Sheppard, Mullin, Richter & Hampton LLP, 800 Anacapa Street, Santa Barbara, California 93101.

EXPERTS

The financial statements incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent registered certified public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Because we are subject to the informational requirements of the Securities and Exchange Commission, or SEC, we file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the public reference room maintained by the SEC at the following address:

Public Reference Room

450 Fifth Street, N.W.

Washington, D.C. 20549

You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. In addition, we are required to file electronic versions of those materials with the SEC through the SEC’s EDGAR system. The SEC maintains a web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered with this prospectus. This prospectus does not contain all of the information in the registration statement, parts of which we have omitted, as allowed under the rules and regulations of the SEC. You should refer to the registration statement for further information with respect to us and our securities. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement. Copies of the registration statement, including exhibits, may be obtained without charge at the website maintained by the SEC at www.sec.gov, or may be inspected without charge at the SEC’s principal office in Washington, D.C., and you may obtain copies from that office upon payment of the fees prescribed by the SEC.

We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated by reference into this prospectus (except exhibits, unless they are specifically incorporated by reference into this prospectus). You should direct any requests for copies to: Investor Relations, IRIS International, Inc., 9172 Eton Avenue, Chatsworth, California 91311-5874; telephone number (818) 709-1244.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information that we file with the SEC. This means that we can disclose important information by referring the reader to those SEC filings. The information incorporated by reference is considered to be part of this prospectus, and later information we file with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering:

•	our Annual Report on Form 10-K for our fiscal year ended December 31, 2003 and any amendments thereto;

•	our Quarterly Reports on Form 10-Q for our fiscal quarters ended March 30, 2004 and June 30, 2004;

•	our Current Report on Form 8-K filed with the SEC on April 26, 2004;

•	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on June 3, 1981, including any amendment or report filed for the purpose of updating this description.

You may obtain copies of these documents on the website maintained by the SEC at www.sec.gov, or from us, free of cost, by contacting us at the address or telephone number provided in “Where You Can Find More Information” immediately above.